Thornburg Investment Trust 485BPOS

Exhibit (e)(2)

SECOND SUPPLEMENT AND AMENDMENT TO

THORNBURG INVESTMENT TRUST

SECOND RESTATED DISTRIBUTION AGREEMENT

In accordance with Section 12 of the Thornburg Investment Trust Second Restated Distribution Agreement made as of November 1, 2016 between Thornburg Investment Trust and Thornburg Securities Corporation, the Second Restated Distribution Agreement is made applicable to Thornburg Summit Fund effective February 27, 2019.

THORNBURG INVESTMENT TRUST

By:	/s/ Troy Statczar

THORNBURG SECURITIES CORPORATION

By:	/s/ Nimish S. Bhatt

CWNT:\INVESTMENT TRUST\Summit Fund)2nd supp to second restated dist agt (Summit Fund).doc